Exhibit 99.1

Medytox Solutions, Inc. Announces Results for the Year Ended December 31, 2014

WEST PALM BEACH, FL--(Marketwired - Apr 15, 2015) - Medytox Solutions, Inc. (OTCQB:MMMS) announced today its financial results for the year ended December 31, 2014 (the "2014 Year"). The Company reported net revenues of approximately $57.9 million, which represented an increase of approximately $16 million, or 38%, from the approximately $41.9 million in net revenues reported for the year ended December 31, 2013 (the "2013 Year"). For the 2014 Year, the Company reported income from operations of approximately $15.7 million, compared to income from operations of approximately $14.5 million for the 2013 Year.

"Our 2014 results demonstrate a continued growth in revenue and earnings as a direct result of our investment in and commitment from an expanding and strong workforce and the demand for the Company's products and services in the healthcare sector," stated Seamus Lagan, the Company's Chief Executive Officer.

About Medytox Solutions, Inc.

Medytox Solutions, Inc. is a holding company that owns and operates businesses in the medical services sector. Medytox is a new generation healthcare enterprise that delivers a single source for integrated solutions. Medytox applies its innovative approach through an outstanding suite of IT & software solutions, revenue cycle management and financial services, combined with a range of diagnostic testing and other ancillary services for the healthcare sector. Its principal line of business is clinical laboratory blood and urine testing services, with a particular emphasis in the provision of urine drug toxicology testing to physicians, clinics and rehabilitation facilities in the United States.

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MEDYTOX SOLUTIONS, INC. & SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended December 31,
	2014	2013

Revenues
Gross charges (net of contractual allowances and discounts)	$77,223,964	$52,523,660
Provision for bad debts	(19,296,144)	(10,634,789)
Net Revenues	$57,927,820	$41,888,871

Operating expenses:
Direct costs of revenue	15,920,468	9,570,950
General and administrative	19,712,018	13,479,879
Legal fees related to disputed subsidiary	94,217	976,789
Sales and marketing expenses	4,967,188	2,953,292
Bad debt expense	78,482	–
Depreciation and amortization	1,500,453	407,971
Total operating expenses	42,272,826	27,388,881

Income from operations	15,654,994	14,499,990

Other income (expense):
Other income	489	389
Gain (Loss) on settlement of assets	–	(27,413)
Gain on disposition of subsidiary	134,184	–
Gain (Loss) on legal settlement	105,780	(169,800)
Interest expense	(513,815)	(474,649)
Total other income (expense)	(273,362)	(671,473)

Income before income taxes	15,381,632	13,828,517

Provision for income taxes	7,561,300	5,568,600

Net income attributable to Medytox Solutions	7,820,332	8,259,917

Preferred stock dividends	5,010,300	2,601,298

Net income attributable to Medytox Solutions common shareholders	$2,810,032	$5,658,619

Net income per common share:
Basic	$0.09	$0.19
Diluted	$0.09	$0.19

Weighted average number of common shares outstanding during the period:
Basic	29,899,536	29,692,110
Diluted	30,924,538	30,160,335

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"Forward-looking" Statements

This press release may contain "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, the ability to consummate acquisitions and the ability to integrate such acquisitions.

CONTACT INFORMATION

•       Medytox Solutions Contacts:

Seamus Lagan
CEO
Medytox Solutions, Inc.
561-855-1626

Sebastien Sainsbury
Director, Investor Relations
Medytox Solutions, Inc.
561-666-9818
Email Contact

Marilys Caraballo - Media
Email Contact
305-668-0070

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